Exhibit 8
                                February 23, 1996



F&M National Corporation                             FB&T Financial Corporation
38 Rouss Avenue                                      4117 Chain Bridge road
Post Office Box 2800                                 P.O. Box 1087
Winchester, Virginia 22604                           Fairfax, Virginia 22030


                   Opinion With Respect to Certain Tax Matters
                              Relating to Merger of
                           FB&T Financial Corporation
                                      into
                            F&M National Corporation

Gentlemen:

         You have requested our opinion as to certain federal income tax consequences of the proposed merger of FB&T Financial Corporation, a Virginia corporation ("FB&T"), with and into F&M National Corporation, a Virginia corporation ("F&M") pursuant to an Agreement and Plan of Reorganization dated as of November 22, 1995 (the "Agreement") by and between F&M and FB&T.

                                   The Merger

         Pursuant to the Agreement and the Plan of Merger (the "Plan") attached as Exhibit A to the Agreement, and subject to various regulatory approvals, FB&T will be merged with and into F&M in accordance with the provisions of, and with the effect provided in, the Virginia Stock Corporation Act (the "Merger"). As a result of the Merger, F&M will become the parent holding company of Fairfax Bank & Trust Company, the banking subsidiary of FB&T ("Fairfax Bank"), as well as F&M's current subsidiary banks, all of which will continue to conduct their businesses in substantially the same manner as prior to the Merger.

         At the effective date of the Merger, and pursuant to the Plan, each share of common stock of FB&T ("FB&T Common Stock") will be exchanged for and converted into that number of shares of common stock of F&M ("F&M Common Stock") having an aggregate market value equal to $35.00, plus cash in lieu of issuing fractional shares of F&M Common Stock.

                                 Our Examination

         In connection with the preparation of this opinion, we have examined such documents concerning the Merger as we have deemed necessary. We have based our conclusions on the Internal Revenue Code of 1986 (the "Code") and the regulations promulgated pursuant thereto, each as amended from time to time and in effect as of the date hereof, as well as existing judicial and administrative interpretations thereof.

         As to various questions of fact material to our opinion, we have relied upon the representations made in the Agreement as well as the additional representations set forth below. In particular, we have assumed that there is no plan or intention on the part of the shareholders of FB&T to sell or otherwise dispose of the F&M Common Stock received by them in the Merger which would have the effect set forth in paragraph B of the "Additional Representations" below.

                           Additional Representations

         In connection with the proposed Merger, the following additional representations have been made to and relied upon by us in the preparation of this opinion:

         A. The fair market value of F&M Common Stock received by FB&T shareholders will be approximately equal to the fair market value of FB&T Common Stock to be surrendered in exchange therefor, and the exchange ratio used such exchange is the result of arm's length negotiations.

         B. To the best knowledge of the management of FB&T, there is no plan or intention on the part of FB&T's shareholders to sell or otherwise dispose of F&M Common Stock received by them in the Merger that will reduce their holdings of F&M Common Stock to a number of shares having in the aggregate a fair market value of less than 50 percent of the fair market value of all of the FB&T Common Stock held by FB&T shareholders on the effective date of the Merger. For purposes of this representation, shares of FB&T Common Stock surrendered by dissenters or exchanged for cash in lieu of fractional shares of F&M Common Stock will be treated as outstanding FB&T Common Stock on the effective date of the Merger. In addition, shares of FB&T Common Stock and shares of F&M Common Stock held by FB&T shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered in making this representation.

         C. F&M has no plan or intention to sell or otherwise dispose of any of the assets of FB&T to be transferred to F&M in the Merger, except for dispositions made in the ordinary course of business or transfers described in
Section 368(a)(2)(C).

         D. Each party to the Merger will pay its own expenses, if any, incurred in connection with the Merger.

         E. Following the Merger, F&M will continue the historic business of FB&T.

         F. F&M has no plan or intention to redeem or reacquire any of its stock to be issued in the Merger.

         G. The liabilities of FB&T to be assumed by F&M as a result of the Merger and the liabilities to which FB&T's assets are subject were incurred in the ordinary course of business and are associated with the assets to be transferred in the Merger.

         H. There is no intercorporate indebtedness existing between F&M and FB&T that was issued, acquired or will be settled at a discount.

         I. The fair market value and adjusted basis of the assets of FB&T to be transferred to F&M in the Merger will equal or exceed the sum of the liabilities assumed by F&M plus the amount of liabilities to which the FB&T assets are subject.

         J. No dividends or other distributions will be made with respect to any FB&T Common Stock immediately before the proposed Merger, except for regular, normal distributions.

         K. None of the shares of F&M Common Stock, cash in lieu of fractional shares or other property received by any shareholder-employee in exchange for FB&T Common Stock pursuant to the Merger constitutes or is intended as compensation for services rendered, nor is considered separate consideration for, or allocable to, any employment agreement or relationship. None of the compensation to be received by any shareholder-employee of FB&T will be separate consideration for, or allocable to, any of such shareholder-employee's FB&T Common Stock. In addition, any compensation paid to any shareholder-employee of FB&T, including any shares of F&M Common Stock received by such shareholder-employee in exchange for and in cancellation of any option to purchase shares of FB&T Common Stock existing as of the effective date of the Merger, will constitute and be intended as compensation for services actually rendered and bargained for at arm's length, and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

         L. No two parties to the Merger are investment  companies as defined in
Section 368(a)((2)(F)(iii) and (iv) of the Code, and for each of F&M and FB&T, less than 50 percent of the fair market value of its total assets (excluding cash, cash items, government securities, and stock and securities in any 50 percent or greater subsidiary) consists of stock and securities.

         M. FB&T is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

         N. Cash paid to FB&T shareholders in lieu of issuing fractional shares of F&M Common Stock will be paid solely for the purpose of saving the expense and administrative inconvenience of issuing fractional shares, will not be separately bargained for consideration and will represent only a mechanical rounding off of the number of shares of F&M Common Stock to be issued to FB&T shareholders.

                                   Tax Opinion

         Based upon the foregoing, subject to the limitations expressed herein, and with due regard to such legal considerations as we deem necessary, we are of the opinion that for federal income tax purposes:

         1. The Merger will constitute and qualify as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code.

         2. No gain, other income or loss will be recognized by F&M (Section 1032 of the Code) or FB&T (Section 361 of the Code) as a result of the Merger.

         3. To the extent that shareholders of FB&T receive F&M Common Stock in exchange for their shares of FB&T Common Stock, they will recognize no gain or loss as a result of the Merger. Section 354(a)(1) of the Code.

         4. A FB&T shareholder who receives cash in lieu of a fractional share of F&M Common Stock will be treated as if the fractional share of F&M Common Stock had been issued and then redeemed by F&M. If the deemed redemption distribution is not essentially equivalent to a dividend within the meaning of
Section 302(b)(1) of the Code, then the FB&T shareholder will be treated as receiving a distribution in redemption of such fractional share, subject to the provisions and limitations of Section 302 of the Code. If the deemed redemption distribution is essentially equivalent to a dividend, then the FB&T shareholder will be treated as receiving a dividend distribution under Section 301(c)(1) of the Code, as provided in Section 302(d) of the Code. See Section 356(a)(2) of the Code, as interpreted by Clark v. Commissioner, 489 U.S. 726 (1989) and Revenue Ruling 66-365, 1966-2 C.B. 116.

         5. A dissenting FB&T shareholder who receives solely cash in exchange for his FB&T Common Stock will be treated as receiving a distribution in redemption of his FB&T Common Stock, subject to the provisions and limitations of Section 302 of the Code. See Section 356(a)(2) of the Code, as interpreted by Clark v. Commissioner, 489 U.S. 726 (1989). Where, as a result of such distribution, a FB&T shareholder no longer holds any shares of FB&T Common Stock directly and, furthermore, is not deemed to constructively own any such shares pursuant to Section 318 of the Code, the distribution will be treated as a complete termination of such shareholder's interest within the meaning of
Section 302(b)(3) of the Code and will be treated as a distribution in full payment in exchange for the shareholder's shares pursuant to Section 302(a) of the Code.

         6. The tax basis of F&M Common Stock received by FB&T shareholders who exchange their FB&T Common Stock for F&M Common Stock will be the same as the tax basis of FB&T Common Stock surrendered in exchange therefor. Section 358(a)(1) of the Code.

         7. The holding period of F&M Common Stock received by FB&T shareholders will include the period during which FB&T Common Stock surrendered in exchange therefor was held by such FB&T shareholders, provided the FB&T was held as a capital asset on the date of the exchange.

         This opinion is based upon the provisions of the Code, as interpreted by regulations, administrative rulings, and case law, in effect as of the date hereof.

         This opinion is provided in  connection  with the Merger as required by
Section 5.1(e) of the Agreement, is solely for the benefit of F&M, FB&T and FB&T shareholders, and may not be relied upon in any other manner or by any other person. This opinion may not be disclosed to any other person or used in any other manner without the prior written consent of the undersigned.

                                                   Very truly yours,

                                                   LECLAIR RYAN,

                                                   A Professional Corporation